Exhibit 10.1

FINAL VERSION 03/09/11

TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (the “Agreement”), dated as of March 9, 2011 and effective as of the Closing Date (as defined in the Share Purchase Agreement between Licensor and Exceet Group AG dated March 9, 2011 – “SPA”) (“Effective Date”) is entered into by and between Authentidate Holding Corp., a Delaware corporation, having a place of business at 300 Connell Drive, 5th Floor, Berkeley Heights, NJ 07922 (“Licensor”) and AuthentiDate International AG, having a place of business at Rethelstraße 47, 40237 Düsseldorf, Germany, and AuthentiDate Deutschland GmbH, having a place of business at Rethelstraße 47, 40237 Düsseldorf, Germany (collectively, “Licensee”).

WHEREAS, Licensor owns all rights to the trademark and service mark “AUTHENTIDATE,” WIPO Registration No. 888682 (the “Mark”); and

WHEREAS, Licensee desires to obtain a license to use the Mark.

NOW, THEREFORE, for and in consideration of the foregoing and the respective promises and covenants contained in this Agreement, Licensor and Licensee hereby agree as follows:

1. Grant of License.

1.1 Non-Exclusive Perpetual License. Licensor grants to Licensee a non-exclusive, royalty-free, non-transferrable, non-sublicensable, perpetual (subject to a termination under Sections 9.1 or 9.2) license (the “License”) in the Field of Use (as defined herein) to use the Mark only within the European Economic Area, Croatia, Georgia, Iceland, Liechtenstein, Russia, Serbia, Switzerland, Turkey and Ukraine (the “Territory”), in the following form:

(i) For use as company names “AuthentiDate International AG” and “AuthentiDate Deutschland GmbH”.

(ii) For use with IT products and services as currently provided by Licensee, including updates and upgrades to the extent such updates and upgrades do not include additional features or functionality that are competitive with the products and services being developed, offered or provided by Licensor, that fall within the scope of the Company Business (as defined in the SPA) and as further or newly developed by Licensee to the extent that such further or newly developed products and services are not similar to or competitive with the products and services being developed, offered or provided by Licensor at such time, as reasonably determined by Licensor, with proof of such development, offer or provisioning to be provided by Licensor upon reasonable request of Licensee: “AuthentiDate”.

(iii) For use as or as part of domain names <www.authentidate.de>, <www.authentidate.eu> and as identified in Exhibit B as well as any other additional top level domains that can be registered in the Territory with “authentidate-ag” as or as an element of the domain name.

For purposes of this Agreement, the term “Field of Use” shall mean the uses as set forth in Sections 1.1(i), (ii) and (iii).

1.2 Initial Exclusive License Term. The license provided under Section 1.1 shall be exclusive in the Territory until three (3) years following the Effective Date; provided that the exclusivity of this license shall not apply to Licensor, its affiliates and subsidiaries other than with respect to Licensor’s non-compete obligation as set forth in Section 11.1 of the SPA.

1.3 Option to Extend Exclusive License Term. The Licensee shall have the right to extend the exclusivity provided under Section 1.2 for one (1) or more years against payment of a license fee in an amount to be determined by the parties pursuant to good faith negotiations. The Licensee may chose to opt for further one year extension periods under the same terms. Each option to extend has to be declared by the Licensee to the Licensor in writing at least two (2) weeks prior to the expiration of any ongoing exclusivity period. If the parties agree upon the terms for the extension of the exclusivity, the payments hereunder for each extension of the exclusivity period shall be made not less than five (5) days prior to termination of the prior exclusivity period. Notwithstanding any agreement regarding the extension of the exclusivity of this Agreement, in case of a delayed payment of such license fees, the exclusivity of the license granted hereunder and the obligation to pay the license fees shall automatically terminate.

2. Ownership of Mark. Licensee acknowledges that Licensor owns the Mark and the goodwill associated therewith. Licensee shall not contest the validity of, by act or omission jeopardize, or take any action inconsistent with, the rights or goodwill of Licensor in and to the Mark in any country, including, unless otherwise provided for in this Agreement, any attempted registration of the Mark, or use or attempted registration of any mark confusingly similar thereto. All use of the Mark by Licensee shall inure to the benefit of Licensor.

3. Quality Control.

3.1 Licensee agrees that it shall use the Mark so as to (i) avoid any action that materially diminishes the value of Mark compared to the value accomplished by its use prior to entering into this Agreement, (ii) ensure that its use of the Mark is in compliance with all laws, regulations, orders, judgments or decrees of any court, arbitrator or any other governmental or regulatory body binding upon Licensor; (iii) preserve the goodwill and good reputation associated with the Mark; and (iv) remain in compliance with the use guidelines as set forth in Exhibit A.

3.2 Licensee agrees to use the appropriate trademark symbol (either “™” or “®”) in connection with its use of the Mark for products and services, except for the use as company name. Licensee shall fully and promptly correct and remedy any deficiencies in its use of the Mark upon reasonable notice from Licensor. Licensee shall, upon request, provide Licensor with samples of all of Licensee’s public promotional materials which use or incorporate the Mark, including as used in electronic form, and shall not use the Mark except in accordance with this Agreement.

3.3 Licensee shall indicate (i) on its website that the Mark is licensed from Licensor, that Licensor is the owner of the Mark and that Licensor and Licensee are not related entities, (ii) in all other documentation and press releases in which Licensee includes attribution identifying the name of the owner of any trademarks, including Licensee’s name, as follows: “The trademark “AuthentiDate” and the AuthentiDate Logo are the property of Authentidate Holding

Corp.” and (iii) in all other documentation and press releases in which Licensee includes attribution but not specifically identifying the name of the owner of a trademark, including Licensee’s name, such as for example, “All Trademarks are the property of their respective registered owners”, the same attribution as used for all other trademarks in such documentation or press release.

4. Representations and Warranties. Licensor represents and warrants to Licensee that (i) Licensor has full power and authority to enter into this Agreement and to grant the rights granted hereunder; (ii) use of the Mark in accordance with the terms of this Agreement shall not infringe upon or violate any trademark, trade name, company name or other intellectual property or proprietary right of a third party; (iii) Licensor’s execution and performance of this Agreement will not conflict with, violate, or otherwise result in a breach of the terms of any contract or agreement to which Licensor is bound, or any law, regulation, order, judgment or decree of any court, arbitrator or any other governmental or regulatory body binding upon Licensor; (iv) Licensor will in its own name maintain and renew the Mark during the term of this Agreement; and (v) diligently prosecute the registration of the Mark by third parties in the Territory during the term of this Agreement.

5. Infringement Proceedings. Licensee shall notify Licensor of any infringement of the Mark as it comes to the attention of Licensee. The Licensor shall either prosecute the infringement of the Mark, at its own expense and discretion, or shall allow Licensee to prosecute the infringement of the Mark, at Licensee’s expense. Licensee or Licensor, as the case may be, shall provide reasonable cooperation in all infringement proceedings and preparations for such proceedings brought or contemplated to be brought by the other party.

6. Disclaimer, Covenant.

6.1 Disclaimer. OTHER THAN AS SPECIFICALLY SET FORTH HEREIN, LICENSOR HEREBY SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF ANY SORT, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE MARKS.

6.2 Covenant Not to Sue. During the term of this Agreement Licensor shall not sue Licensee or any of Licensee’s then current affiliates relating to the infringement of the Mark, provided that Licensee is not in violation or breach of this Agreement.

7. Non Assignment.

7.1 Neither party may assign this Agreement or any of the rights or privileges under this Agreement without the prior written consent of the other party; provided that each party may assign this Agreement to an affiliated company or in connection with a merger or consolidation or the sale of all or substantially all of its assets or business relating to the subject matter hereof; provided that Licensee may not assign this Agreement to a competitor of Licensor. The validity of any approved or allowable assignment of this Agreement or any of the rights or privileges under this Agreement shall be subject to the assignee agreeing in advance, in writing, to be bound by the terms of this Agreement. Any attempted assignment in derogation of the foregoing shall be void.

7.2 The Licensor shall not assign the Mark in the Territory to a third party prior to providing the Licensee with the opportunity to purchase the Mark in the Territory under terms not less favorable to Licensee than the terms offered or proposed to be offered to such third party; provided that Licensor shall have no such obligation in the case of a merger or acquisition of the business of Licensor or a sale or offer of sale of all of the stock or assets of the business of Licensor in conjunction with which the Marks are then being used. In case the Licensee rejects the purchase, Licensee is unwilling to agree to Licensor’s terms, or the parties are unable to conclude an agreement within thirty (30) days from presentation of the initial offer by Licensor, the Licensor may assign the Mark to a third party on similar terms and including the rights and obligations under this Agreement. The terms of the Agreement shall survive any such assignment by Licensor.

8. Taxes. Licensor is not responsible for any sales, use, value-added, personal property or other taxes imposed on either Licensee’s or any of its customers’ use, possession, offer for sale, or sale of products and services by the Licensee under the Mark. Each party shall be solely responsible for any taxes based on its own net income.

9. Term and Termination.

9.1 This Agreement shall commence on the Effective Date and shall continue until terminated by the Licensee upon thirty (30) days’ prior written notice.

9.2 The Licensor shall have the right to terminate this Agreement for cause (a) should Licensee materially breach any of the terms hereof or cease using the Mark for a period of six (6) months, provided that (i) Licensor has notified Licensee of the breach, (ii) Licensor has provided the Licensee with a two (2) week period of time to cure the breach, and (iii) Licensee has failed to cure the material breach within two (2) weeks following the notice; (b) immediately, (i) should Licensee assign this Agreement to a competitor of Licensor; and (ii) immediately, upon Licensee ceasing to do business for any reason.

9.3 Upon termination of this Agreement, Licensee shall promptly, but not later than five (5) days following termination (i) cease all use of the Mark, (ii) destroy all materials in possession of the Licensee that include the Mark and remove all instances of the Mark from all materials and properties that are owned or controlled by Licensee, and (iii) assign and transfer all rights in and to the domain names as set forth in Section 1.1(iii) and otherwise that include the term “authentidate” to Licensor.

10. Injunctive Relief. Each party acknowledges and agrees that the nature of the rights granted and obligations hereunder are of a unique character and agrees that any breach of such rights or obligations, or both, may result in irreparable and continuing damage to the other party for which there may be no adequate remedy in damages. Notwithstanding anything to the contrary in this Agreement, each party will be authorized and entitled to seek injunctive relief, without the necessity of posting a bond even if otherwise normally required, or a decree for specific performance, or both, and such further relief as may be proper from a court with competent jurisdiction.

11. General Provisions.

11.1 Notices. All notices required to be sent to either party in connection with this Agreement shall be made in writing, and may be delivered by hand, mail, overnight courier or facsimile, and shall be deemed effective on the date such notice is actually received by a party.

11.2 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Federal Republic of Germany without regard to principles of conflicts of laws and without regard to the United Nations Convention on Contracts for the International Sale of Goods (CISG). Any and all disputes, controversies or claims arising out of or in connection with or relating to this Agreement or its performance (including disputes related to the validity or termination of this Agreement) shall be decided by the competent courts of Düsseldorf, Germany.

11.3 Relationship of the Parties. Licensor and Licensee acknowledge that the relationship created hereby is that of licensor-licensee, and that this Agreement does not give rise to any other relationship, including without limitation, a joint venture relationship.

11.4 Entire Agreement. The Agreement is the final and entire agreement between the parties relating to the subject matter and supersedes any and all prior or contemporaneous discussions, statements, representations, warranties, correspondence, conditions, negotiations, understandings, promises and agreements, oral and written, with respect to such subject matter.

11.5 No Reliance. The parties each acknowledge that, in entering into this Agreement, they have not relied upon any statements, representations, warranties, correspondence, negotiations, conditions, understandings, promises and agreements, oral or written, not specifically set forth in this Agreement. All of the parties represent that they are represented by legal counsel and have been fully advised as to the meaning and consequence of all of the terms and provisions of this Agreement.

11.6 Waiver and Modifications. No provision of this Agreement shall be waived unless set forth in writing and signed by the party effecting such waiver. No waiver of the breach of any of the terms or provisions of this Agreement shall be a waiver of any preceding or succeeding breach of this Agreement or any other provisions thereof. No waiver of any default, express or implied, made by any party hereto shall be binding upon the party making such waiver in the event of a subsequent default. This Agreement may only be modified or amended by a written agreement executed by each of the parties.

11.7 Severability. In the event that any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such validity, illegality or unenforceability shall not affect any other term or provision, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held invalid, illegal or unenforceable, had never been contained herein and, if possible, such provision shall be rewritten to put it into such form that is acceptable and legal and most clearly reflects the intent of the parties.

11.8 Cooperation. Each of the parties hereto shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

11.9 Titles. Some Sections of this Agreement have titles and some do not. The fact that some Sections hereof do not have titles shall have no significance. The titles are included for ease of reference only, and shall not be used to construe the meaning of this Agreement.

11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same Agreement.

11.11 Authority. All parties and authorized representatives signing this Agreement represent and warrant that they have authority to execute and enter into this Agreement.

11.12 Survival. The terms of Section 11 shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of the Effective Date.

AUTHENTIDATE HOLDING CORP.		AUTHENTIDATE INTERNATIONAL AG

Date:	March 9, 2011	Date:	March 9, 2011

/s/ William A. Marshall		/s/ Jan C.E. Wendenburg
William A. Marshall Chief Financial Officer and Treasurer		Jan C. E. Wendenburg Vorstand (Chief Executive Officer)

AUTHENTIDATE DEUTSCHLAND GMBH

		Date:	March 9, 2011

/s/ Jan C.E. Wendenburg
Jan C. E. Wendenburg
Geschäftsführer (Chief Executive Officer)

EXHIBIT A

USE GUIDELINES For The Mark “AuthentiDate”

The AuthentiDate Mark

The AuthentiDate Mark includes the word mark and the AuthentiDate Logo.

The word mark consists of the word AuthentiDate followed by the symbol ®.

The AuthentiDate Logo consists of the word “AuthentiDate”, in stylistic form, as shown below, including the symbol ® (“Logo”).

The word AuthentiDate shall always be positioned in front of the symbol ®. In general the word AuthentiDate shall not be used without the symbol ®.

Only AuthentiDate International AG and/or AuthentiDate Deutschland GmbH (the “Companies”) may use the word AuthentiDate without the symbol ® when describing the Companies or when corresponding or communicating regarding topics other than the Companies’ products and services, including in regular text, descriptions, business letters, email, internal and other communication, which is not intended to promote the products or services. The Companies’ use of the word AuthentiDate or the Logo (as shown below) is not allowed in any manner that may be considered negative, disparaging, illegal, or in violation of other service marks or trademarks. The word and the Logo may only be used to promote the good-will of the Mark.

The Logo may be accompanied by the following symbol in front of the Mark (i.e., symbol shown together with the Logo):

Color and B&W Use

If possible and appropriate, the Mark shall be used in color. Otherwise gray scaled and/or B&W use may apply.

Graphical Positioning and Usage Guidelines

The Mark shall stand on its own with a minimum of 20% free space around both horizontally and vertically. The Mark shall not be overlapped by other graphical elements or partly hidden. The Mark shall not be combined with other text or graphical elements to represent product or services, and must stand-alone. The 20% free space around the Mark or Logo may be cropped only by the Companies but not by any third parties, provided that use of the Mark and Logo remains consistent with these guidelines.

Third Party Use

The Mark may be used by the following third parties only for marketing purposes and only with prior written consent by the Companies, as follows:

1. Joint marketing partners; provided that the Mark is used only in the form provided by the Companies, which shall be consistent with these Use Guidelines, and

2. Business Partners and/or Resellers that have a contractual agreement with the Companies; provided that such parties shall agree to be bound by the Quality Control provisions of the Agreement and the terms of this Exhibit A